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                                                                      EXHIBIT 11

                               AHL SERVICES, INC.

                      COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                  (UNAUDITED)

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
                                                                 THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                      JUNE 30,                           JUNE 30,
                                                                --------------------               ---------------------
                                                                1997             1996              1997             1996
                                                                ----             ----              ----             ----
Income Applicable to Common Stock
     Income before extraordinary items                        $ 1,454           $   484          $ 2,105           $   849
     Extraordinary items, net of taxes                           (385)                -             (385)                -
                                                              -------           -------          -------           -------
     Net income                                               $ 1,069           $   484          $ 1,720           $   849
                                                              =======           =======          =======           =======

Weighted Average Shares
     Common shares                                             10,853             8,353            9,679             8,353
     Common share equivalents applicable to
     stock options and warrants outstanding                       251               204              216               204
                                                              -------           -------          -------           -------
     Weighted average common and common
     equivalent shares outstanding during
     the period                                                11,104             8,557            9,895             8,557
                                                              =======           =======          =======           =======

Per Share Amount
     Income before extraordinary items                        $   .13           $   .06          $   .21           $   .10
     Extraordinary items, net of taxes                           (.04)                -             (.04)                -
                                                              -------           -------          -------           -------
     Net income                                               $   .09           $   .06          $   .17           $   .10
                                                              =======           =======          =======           =======
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